Exhibit 23.1

June 29, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated November 29, 2010 relating to the financial statements of Oramed Pharmaceuticals, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Kesselman & Kesselman
Certified Public Accountants (Isr.)
PwC Israel